EXHIBIT 99.1

Westlake Chemical Partners Selects Steve Finley to Join Board of Directors

HOUSTON, March 24, 2020 – Westlake Chemical Partners LP (NYSE: WLKP) today announced that Mr. G. Stephen Finley has been appointed to the board of directors of its general partner, Westlake Chemical Partners GP LLC. He will replace Mr. Max L. Lukens, who previously informed the company that he would retire from the board upon the selection of his successor.

Mr. Finley was senior vice president, finance and administration and chief financial officer of Baker Hughes Incorporated from April 1999 until his retirement in April 2006. Previously, he held various financial and administrative management positions with the company from 1982 to 1999.

“We are most grateful to Max for his service and wish him the best in his retirement. He has served as a director of the general partner since it was formed in 2014. In addition, he has served on the board of the partnership’s sponsor, Westlake Chemical Corporation, since we took that company public in 2004,” said James Chao, Chairman of Westlake Chemical Partners GP LLC. “We are very pleased that Steve Finley has been appointed to our board. His extensive financial and management experience in the oil and gas industry will add considerable value to the partnership.”

Mr. Finley also serves on the board of directors of Newpark Resources, Inc. He previously served as a board member of Archrock GP, LLC (previously known as Exterran GP, LLC), the general partner of Archrock Partners, L.P., Columbia Pipeline Partners LP, Microseismic, Inc., Total Safety U.S., Inc., and Ocean Rig ASA. Mr. Finley is a graduate of Indiana State University where he received a Bachelor of Science degree in accounting.

Westlake Chemical Partners LP (WLKP)

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Contacts:

Media Relations, Ben Ederington, 713-585-2900, or

Investor Relations, Steve Bender, 713-585-2900